EXHIBIT 99.3

Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the acquisition (the "Cloud Lending Acquisition") of Cloud Lending, Inc., a Delaware corporation, ("Cloud Lending") by Q2 Holdings, Inc., a Delaware corporation, ("Q2" or the "Company"), through its wholly owned subsidiary, Q2 Software, Inc., pursuant to an Agreement and Plan of Merger dated as of August 6, 2018, by and among the Company, Cloud Lending, and the shareholders of Cloud Lending (the "Sellers"). Pursuant to the Agreement and Plan of Merger, the Company agreed to pay approximately $105.0 million in cash upon closing for all outstanding equity interests in Cloud Lending.

The unaudited pro forma combined financial information primarily gives effect to the following adjustments:

•	Application of the acquisition method of accounting in connection with the business combination to reflect the fair value of the purchase consideration; and

•	Stock compensation granted to Cloud Lending's management team in connection with the business combination

The unaudited pro forma combined balance sheet as of September 30, 2018, and the unaudited pro forma combined statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 are presented herein. The unaudited pro forma combined balance sheet combines the unaudited balance sheets of the Company and Cloud Lending as of September 30, 2018, and gives effect to the Cloud Lending Acquisition as if it occurred on September 30, 2018. The unaudited pro forma combined statements of operations combine the historical results of the Company and Cloud Lending for the nine months ended September 30, 2018 and the year ended December 31, 2017, and give effect to the business combination as if it occurred on January 1, 2017. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Cloud Lending Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined entity's results.

The unaudited pro forma combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined financial information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the business combination occurred as of the dates indicated or what the financial position or results would be for any future periods.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The Cloud Lending Acquisition has been reflected in the unaudited pro forma combined financial information as a business combination using the acquisition method of accounting, in accordance with Accounting Standards Codification, or ASC, Topic 805, "Business Combinations," under accounting principles generally accepted in the United States ("GAAP"). Under these accounting standards, the total estimated purchase consideration was calculated as described in Note 2 to the unaudited pro forma combined financial information, and the assets acquired and the liabilities assumed have been presented at their preliminary estimated fair value at the date of acquisition. For the purpose of measuring the preliminary estimated fair value of the assets acquired and liabilities assumed, management has applied the accounting guidance under GAAP for fair value measurements, using established valuation techniques. This guidance establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. The purchase price allocation including the identification of tangible and intangible assets acquired and liabilities assumed, and the determination of the fair value of those assets acquired and liabilities assumed, as well as the assignment of goodwill to reporting units were not finalized as of the filing date of this Current Report on Form 8-K/A and are subject to change.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes herein. The final determination of the fair value of Cloud Lending's assets and liabilities could result in amounts preliminarily allocated to goodwill and intangible assets changing materially from those used in the unaudited pro forma combined financial information and could also result in a material change in the amortization of acquired intangible assets.

The unaudited pro forma combined financial information is derived from the historical financial statements of the Company and Cloud Lending, and should be read in conjunction with (1) the accompanying notes to the unaudited pro forma combined financial information, (2) the unaudited financial statements and related footnotes included in the Company's

Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2018, (3) the audited financial statements and related footnotes for the fiscal year ended December 31, 2017 included in the Company's Annual Report on Form 10-K, (4) the audited financial statements for the fiscal years ended December 31, 2017 and December 31, 2016, and notes thereto of Cloud Lending, and (5) the financial statements for the nine months ended September 30, 2018 and 2017, and notes thereto of Cloud Lending, which are included as exhibits to this Current Report on Form 8-K/A.

The unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the acquisition been completed as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the acquisition may differ significantly from those that are reflected in the unaudited pro forma condensed combined financial information due to many factors, including the effects of applying final purchase accounting and the incremental costs incurred to integrate the two companies. The unaudited pro forma condensed combined financial information does not reflect any cost savings, or associated costs to achieve such savings, from operating efficiencies, synergies, or other restructuring that may result from the acquisition.

Q2 HOLDINGS, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
(in thousands, except per share data)

	Historical
	As of September 30, 2018
	Q2	Cloud Lending	Pro Forma Adjustments (Note 3)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$211,779	$1,244	$(104,315)	(a)	$108,708
Restricted cash	2,315	—	—		2,315
Investments	86,236	—	—		86,236
Accounts receivable, net	23,121	2,340	—		25,461
Contract assets, current portion	487	—	—		487
Prepaid expenses and other current assets	4,795	684	—		5,479
Deferred solution and other costs, current portion	10,456	452	—		10,908
Deferred implementation costs, current portion	3,599	297	—		3,896
Total current assets	342,788	5,017	(104,315)		243,490
Property and equipment, net	35,132	102	—		35,234
Deferred solution and other costs, net of current portion	16,273	537	—		16,810
Deferred implementation costs, net of current portion	10,215	—	—		10,215
Intangible assets, net	7,720	—	50,175	(b)	57,895
Goodwill	12,876	—	81,715	(c)	94,591
Contract assets, net of current portion	8,346	—	—		8,346
Other long-term assets	1,751	170	—		1,921
Total assets	$435,101	$5,826	$27,575		$468,502
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,884	$1,112	$—		$8,996
Accrued liabilities	7,614	1,128	—		8,742
Accrued compensation	10,658	1,054	—		11,712
Short-term debt	—	3,000	(3,000)	(d)	—
Convertible notes, current portion	—	5,073	(5,073)	(d)	—
Derivative put liability	—	7,079	(7,079)	(f)	—
Deferred revenues, current portion	34,799	5,495	(2,414)	(e)	37,880
Total current liabilities	60,955	23,941	(17,566)		67,330
Convertible notes, net of current portion	180,122	—	—		180,122
Deferred revenues, net of current portion	25,428	266	(117)	(e)	25,577
Deferred rent, net of current portion	8,017	—	—		8,017
Other long-term liabilities	590	—	21,138	(g)	21,728
Total liabilities	275,112	24,207	3,455		302,774
Commitments and contingencies (Note 8)
Stockholders' equity:
Preferred stock: $0.0001 par value; 5,000 shares authorized; no shares issued or outstanding as of September 30, 2018 and December 31, 2017	—	—	—		—
Convertible preferred stock: Series A, $0.0001 par value - authorized 6,389 shares, issued and outstanding 6,389 shares at September 30, 2018, liquidation preference $13,729	—	9,904	(9,904)	(h)	—
Convertible preferred stock: Series A-1, $0.0001 par value - authorized 3,100 shares, issued and outstanding 3,040 shares at September 30, 2018, liquidation preference $6,000	—	5,884	(5,884)	(h)	—
Common stock: $0.0001 par value; 150,000 shares authorized; 43,337 issued and outstanding as of September 30, 2018 and 41,994 shares issued and 41,967 shares outstanding as of December 31, 2017	4	—	—		4
Common stock, $0.0001 par value - authorized 23,471 shares, issued and outstanding 9,531 shares as of September 30, 2018	—	22	(22)	(h)	—
Additional paid-in capital	320,627	7,260	(7,260)	(h)	320,627
Accumulated other comprehensive loss	(83)	(340)	340	(h)	(83)
Accumulated deficit	(160,559)	(41,111)	46,850	(h)	(154,820)
Total stockholders' equity	159,989	(34,169)	39,908		165,728
Total liabilities and stockholders' equity	$435,101	$5,826	$27,575		$468,502

See accompanying Notes to unaudited pro forma combined financial information

Q2 HOLDINGS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Historical
	Year ended December 31,
	2017	2017
	Q2	Cloud Lending	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Revenues	$193,978	$7,656	$(2,414)	(a)	$199,220
Cost of revenues	99,485	5,460	4,607	(b), (c)	109,552
Gross profit	94,493	2,196	(7,021)		89,668
Operating expenses:
Sales and marketing	41,170	6,634	7	(c)	47,811
Research and development	40,338	3,543	5	(c)	43,886
General and administrative	37,179	3,823	2	(c)	41,004
Acquisition related costs	1,232	—	—		1,232
Amortization of acquired intangibles	1,481	—	2,645	(b)	4,126
Total operating expenses	121,400	14,000	2,659		138,059
Loss from operations	(26,907)	(11,804)	(9,680)		(48,391)
Other income (expense):
Interest and other income	553	7	—		560
Interest and other expense	(124)	(98)	98	(f)	(124)
Total other income (expense), net	429	(91)	98		436
Loss before income taxes	(26,478)	(11,895)	(9,582)		(47,955)
Benefit from (provision for) income taxes	314	(205)	4,737	(g)	4,846
Net loss	$(26,164)	$(12,100)	$(4,845)		$(43,109)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale investments	(85)	—	—		(85)
Foreign currency translation adjustment	—	125	—		125
Comprehensive loss	$(26,249)	$(11,975)	$(4,845)		$(43,069)
Net loss per common share, basic and diluted	$(0.63)				$(1.05)
Weighted average common shares outstanding:
Basic and diluted	41,218				41,218

See accompanying Notes to unaudited pro forma combined financial information

Q2 HOLDINGS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Historical
	Nine Months Ended September 30,
	2018	2018
	Q2	Cloud Lending	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Revenues	$173,923	$11,247	$(117)	(a)	$185,053
Cost of revenues	86,420	6,697	3,358	(b), (c)	96,475
Gross profit	87,503	4,550	(3,475)		88,578
Operating expenses:
Sales and marketing	34,541	6,351	(73)	(c)	40,819
Research and development	35,817	3,152	(52)	(c)	38,917
General and administrative	32,331	4,714	(20)	(c)	37,025
Acquisition related costs	2,325	—	(1,722)	(d)	603
Amortization of acquired intangibles	987	—	1,983	(b)	2,970
Unoccupied lease charges	658	—	—		658
Total operating expenses	106,659	14,217	116		120,992
Loss from operations	(19,156)	(9,667)	(3,591)		(32,414)
Other income (expense):
Change in fair value of derivative put liability	—	(3,823)	3,823	(e)	—
Interest and other income	1,979	8	—		1,987
Interest and other expense	(6,984)	(1,820)	1,183	(f)	(7,621)
Total other income (expense), net	(5,005)	(5,635)	5,006		(5,634)
Loss before income taxes	(24,161)	(15,302)	1,415		(38,048)
Benefit from (provision for) income taxes	627	(278)	—		349
Net loss	$(23,534)	$(15,580)	$1,415		$(37,699)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale investments	56	—	—		56
Foreign currency translation adjustment	—	(315)	—		(315)
Comprehensive loss	$(23,478)	$(15,895)	$1,415		$(37,958)
Net loss per common share, basic and diluted	$(0.55)				$(0.89)
Weighted average common shares outstanding:
Basic and diluted	42,597				42,597

See accompanying Notes to unaudited pro forma combined financial information

Note 1 - Basis of Pro Forma Presentation

The historical consolidated financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma adjustments are preliminary and based on estimates of the fair values and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the merger. The final determination of the purchase price allocation will be based on the final valuation of the fair values of assets acquired and liabilities assumed.

The unaudited pro forma condensed combined financial information included herein was derived from the Company's and Cloud Lending's historical consolidated financial statements, which were both prepared in accordance with U.S. GAAP. In order to conform the Cloud Lending historical consolidated financial statements to our financial statement presentation, we have reclassified certain line items within the Cloud Lending historical consolidated financial statements. Reclassifications mainly relate to conforming the names of the financial statement line items from Cloud Lending's to the Company's presentation.

The unaudited pro forma condensed combined financial information has been prepared using the Company's significant accounting policies as set forth in the audited consolidated financial statements for the fiscal year ended December 31, 2017, as updated in the Company's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2018. Based on the procedures performed to date, the accounting policies of Cloud Lending are similar in most material respects to the Company's accounting policies. Cloud Lending adopted ASC Topic 606, "Revenue from Contracts with Customers" and Subtopic 340-40, "Other Assets and Deferred Costs - Contracts with Customers," as of January 1, 2018, the same date as the Company's adoption of these standards, and accordingly no pro forma adjustments were required to conform Cloud Lending's accounting policies with the Company's. The adoption did not have a material impact on revenue recognition but did have an impact on the capitalization and amortization of sales commissions and implementation costs, which were previously expensed as incurred.

As more information becomes available, the Company will complete a more detailed review of Cloud Lending's accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Note 2 — Preliminary Purchase Consideration and Purchase Price Allocation

The total preliminary purchase price is as follows (in thousands):

Preliminary Purchase Consideration
Estimated cash purchase price	$107,293
Estimated working capital and other adjustments	970
Fair value contingent consideration	16,862
Total preliminary purchase price	$125,125

At closing, the Company deposited into an escrow account $10.5 million of the initial consideration, or Escrow Amount, to compensate for any breach of a representation or warranty or any violation or default of any obligation by the sellers subsequent to the acquisition during a period of 18 months following the acquisition date. To the extent not utilized, the Escrow Amount shall be paid to the former shareholders of Cloud Lending at the end of the 18 month period unless there are any unresolved claims remaining at that time.

Certain former shareholders of Cloud Lending also have the right to receive in the aggregate up to an additional $59.5 million based upon satisfaction of certain financial milestones. The pro forma combined balance sheet includes estimated contingent consideration of $16.9 million related to the potential earnout payment based on forecasted financial milestones. The final purchase price allocation will be determined once the Company has completed its final valuations. Changes in the fair value of the contingent consideration subsequent to the purchase price finalization will be recorded through the statement of operations. Following the Cloud Lending Acquisition, the Company owns all of the outstanding equity interests of Cloud Lending.

For the purpose of preparing the accompanying unaudited pro forma combined consolidated balance sheet as of September 30, 2018,  the preliminary estimate of the purchase price allocation to the acquired assets and liabilities is as follows (in thousands):

Tangible assets acquired:
Net working capital, excluding deferred revenue	$469
Property and equipment, net	102
Total tangible assets acquired	571
Other assets (liabilities):
Other assets	170
Deferred revenue	(3,230)
Deferred tax liability	(4,276)
Total other assets (liabilities)	(7,336)
Intangible assets	50,175
Net assets acquired, excluding goodwill	43,410
Estimated goodwill	81,715
Total preliminary purchase consideration	$125,125

The goodwill recognized is attributable primarily to synergies expected from the integration of the acquired product offering into the Company's integrated solutions, the expanded service capabilities that are expected to become available from planned investments in the acquired products, and the value of the assembled work force in accordance with generally accepted accounting principles.

The acquisition resulted in the identification intangible assets, including customer relationships, non-compete agreements, trademarks, and acquired technology. The fair value of the intangible assets was based on the income approach using various methods such as with and without, relief from royalty, and multi-period excess earnings. Intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from five to ten years. For the non-compete agreements, the estimated useful life is based upon the term of each individual agreement with certain former shareholders of Cloud Lending.

Note 3 — Unaudited Pro Forma Combined Consolidated Balance Sheet Adjustments

Purchase Accounting Pro Forma Adjustments:

a)	Reflects the cash portion of the purchase price paid.

b)
Reflects the adjustments to record the preliminary estimate of fair value of Cloud Lending's amortizable intangible assets acquired. Refer to Note 2 for the intangible assets recognized and the associated useful lives.

c)	Reflects the preliminary estimate of goodwill which represents excess of purchase price consideration over the estimated fair value of the net tangible and amortizable intangible assets acquired.

d)
Reflects debt repaid on behalf of Cloud Lending that includes settlement of the outstanding debt balance classified as short-term debt, of which $3.0 million related to the term loan, $4.7 million related to convertible notes, and $0.3 million was accrued interest related to each.

e)	Reflects the adjustment to record the fair value of Cloud Lending's deferred revenue based upon the value the Company would offer a third party to assume the liability.

f)	Reflects settlement of derivative put liability associated with the convertible notes settled in the acquisition.

g)
Reflects the adjustment to record the estimated preliminary fair value of the contingent consideration of $16.9 million and to record a deferred tax liability of $4.3 million associated with the recording of intangible assets and deferred revenue at fair value associated with the acquisition of Cloud Lending.

h)
Reflects adjustments to eliminate Cloud Lending's historical shareholders' equity, which represent the historical book value of Cloud Lending's net assets, as a result of the application of purchase accounting.

Note 4 — Unaudited Pro Forma Combined Consolidated Statements of Operations Adjustments

Purchase Accounting Pro Forma Adjustments:

a)
Reflects a reduction in revenue of $2.4 million and $0.1 million related to the estimated fair value of the acquired deferred revenue during the fiscal year ended December 31, 2017, and the nine months ended September 30, 2018, respectively.

b)             Reflects an adjustment for the year ended December 31, 2017 and the nine months ended September 30, 2018, for amortization expense related to the fair value of identified intangible assets with definite lives. Amortization of the intangible assets has been included in the historic results starting on the acquisition date. Since the pro forma results of operations require the transaction to be reflected as if it occurred on January 1, 2017, a pro forma adjustment has been recorded to account for the incremental amortization. The intangible assets are amortized on a straight-line basis over the useful lives of the assets. The preliminary amount of amortization expense included in cost of revenues in the pro forma condensed consolidated statement of comprehensive loss was $4.6 million for the year ended December 31, 2017 and $3.4 million for the nine months ended September 30, 2018. The preliminary amount of amortization expense included in operating expenses in the pro forma condensed consolidated statement of comprehensive loss was $2.6 million for the year ended December 31, 2017 and $2.0 million for the nine months ended September 30, 2018.
c)             Reflects an adjustment to record total stock compensation charges, related to restricted stock units granted by the Company to Cloud Lending employees and officers, of $23 and $0.2 million, for the year ended December 31, 2017 and the nine months ended September 30, 2018, respectively, for awards granted to Cloud Lending employees subject to future service requirements subsequent to the closing. The compensation expense is expected to be recorded as follows within the respective expense lines:

	Year ended December 31, 2017
	Cost of revenues	Sales and marketing	Research and development	General and administrative
Reversal of Cloud Lending's historical stock-based compensation expense	$(432)	$(347)	$(246)	$(93)
Post-combination stock-based compensation expense	441	354	251	95
Net stock-based compensation expense adjustment	$9	$7	$5	$2

	Nine months ended September 30, 2018
	Cost of revenues	Sales and marketing	Research and development	General and administrative
Reversal of Cloud Lending's historical stock-based compensation expense	$(422)	$(339)	$(240)	$(91)
Post-combination stock-based compensation expense	331	266	188	71
Net stock-based compensation expense adjustment	$(91)	$(73)	$(52)	$(20)

d)             Reflects an adjustment to remove the impact of transactions expenses for the nine months ended September 30, 2018, incurred related to the Cloud Lending acquisition.

e)	Reflects settlement of derivative put liability associated with the convertible notes settled in the acquisition.

f)
Reflects the elimination of $0.1 million and $1.2 million of historical interest expense during the year ended December 31, 2017 and the nine months ended September 30, 2018, respectively, associated with Cloud Lending's debt repaid by the Company in connection with the acquisition.

g)
Reflects an adjustment to record a reduction in the valuation allowance associated with the recording of intangible assets and deferred revenue at fair value associated with the acquisition of Cloud Lending.